INDEX OF ATTACHMENTS
ITEM 77

SUB-ITEM 77B     Accountant’s report on internal controls

SUB-ITEM 77D     Policies with respect to security investments

SUB-ITEM 77I      Terms of new or amended securities

SUB-ITEM 77Q Exhibit: John Hancock Funds II Expense Limitation Agreement